Exhibit 99.1

NEWS RELEASE

	Contacts:	Susser Holdings Corporation
Mary Sullivan, Chief Financial Officer
(361) 884-2463, msullivan@susser.com

Dennard - Lascar Associates
Anne Pearson, Senior Vice President
FOR IMMEDIATE RELEASE		(210) 408-6321, apearson@dennardlascar.com

Susser Holdings Reports First Quarter 2013 Results
•Same-store merchandise sales increase 4.2%
•Average retail fuel gallons per store up 4.1%
•4 new Stripes® stores opened in Q1, 2 more to date in Q2
CORPUS CHRISTI, Texas, May 8, 2013 - Susser Holdings Corporation (NYSE: SUSS) today reported strong financial and operating results for the first quarter ended March 31, 2013. Results detailed below include the results of Susser Petroleum Partners LP (NYSE: SUSP) unless otherwise noted.
Same-store merchandise sales increased 4.2 percent in the first quarter, compared with growth of 6.7 percent in the first quarter of 2012. Average retail gallons sold per store were up 4.1 percent versus a year ago, compared with growth of 5.8 percent in the first quarter of 2012. Retail net merchandise margin was 33.1 percent in the latest quarter, versus 33.5 percent a year earlier.
Retail segment fuel margin per gallon before credit card expense averaged 16.6 cents, compared with 13.3 cents a gallon in the same period last year.
The retail fuel margin for the first quarter has been reduced by a 3-cent-per-gallon gross profit mark-up charged by Susser Petroleum Partners LP beginning September 25, 2012, following its initial public offering. The wholesale segment previously made no profit on motor fuel sales to the retail segment but now records a gross profit mark-up on these gallons. Excluding the 3 cent-per-gallon charge, first quarter 2013 retail fuel margin would have been 19.6 cents per gallon, as compared to the prior-year's 13.3 cent margin and the previous five years' first-quarter average margin of 12.7 cents a gallon.
Adjusted EBITDA(1) totaled $31.8 million in the first quarter, up 38.5 percent from a year ago, which is the result of increases in merchandise sales and retail and wholesale motor fuel volumes sold, as well as increased fuel margins. Consolidated gross profit was $147.0 million, an increase of 19.6 percent from the prior-year period.
Net loss attributable to Susser Holdings in the first quarter of 2013 - the company's seasonally weakest quarter - was $232,000, or $0.01 per diluted share, versus a loss of $528,000, or $0.03 per diluted share in the first quarter of 2012. Net income attributable to holders of the 49.9 percent non-controlling interest in Susser Petroleum Partners was $4.1 million in the most recent quarter.
First quarter consolidated revenues totaled $1.5 billion, an increase of 5.1 percent year-over-year. This increase was the result of a 9.5 percent increase in merchandise sales, a 6.3 percent increase in retail fuel revenues and a 0.8 percent increase in wholesale fuel revenues sold to third parties. The higher fuel revenues were driven by increases in both retail and wholesale volumes sold, partly offset by slightly lower selling prices for both segments.
“We delivered another strong quarter, with solid year-on-year growth in same store merchandise sales, higher fuel volumes and increased fuel margins in both retail and wholesale segments,” said Sam L. Susser, President and Chief Executive Officer.

“As we look ahead to the second quarter and the remainder of the year, however, we will be comparing against some very big numbers reported in 2012. Springtime temperatures in Texas have been significantly cooler this year than last year, when the state was experiencing record high temperatures and an extreme drought. In addition, Easter weekend occurred in the first quarter of this year, so our second quarter performance will be impacted by this calendar change. At the same time, we remain very positive on our regional economy's potential over the longer term.
“We are very pleased with the refinancing of our high yield bonds, which will lower our pre-tax annual interest expense significantly, and based on current rates, will add approximately $0.90 to $0.95 a year to our diluted earnings per share when it is complete on May 15,” he said.
New Convenience Store and Wholesale Dealer Update
Susser Holdings opened four new Stripes convenience stores during the first quarter and closed one store that was razed and is being rebuilt with the Company's larger footprint. Susser operated 562 Stripes stores as of the end of March, of which 356 included an in-store restaurant. Two additional stores opened in late April, one smaller store closed, and 14 Stripes stores are currently under construction. The Company expects to build a total of 29 to 35 Stripes stores this year and continues to acquire additional land for future store development.
Five new dealer sites were added in the wholesale segment last quarter, and five sites were discontinued, for a total of 579 contract branded sites as of March 31. This consisted of 92 consignment locations and 487 other independent branded dealer contracts. The Company expects to add a total of 25 to 40 new wholesale branded dealers and consignment sites and discontinue supply to 13 to 17 sites this year.
Financing Update
As previously announced, in early April Susser Holdings closed on a new $500 million revolving credit facility with a variable interest rate initially set at LIBOR plus 200 basis points. The Company plans to redeem its $425 million of 8.5% senior notes due 2016 on May 15, 2013.
Susser initially plans to use approximately $250 million of capacity under the new facility, along with existing cash, to retire the notes that are callable at a price of 104.25%. Including the $18.1 million call premium and approximately $4 million of transaction expenses, a total of $447 million (plus accrued interest) will be needed to retire the notes. The Company expects to recognize a one-time pre-tax charge in the second quarter of approximately $26 million, or $0.76 to $0.78 per diluted share, in connection with the refinancing. Based on current LIBOR rates, Susser expects to save an estimated $30 million to $32 million of annual pre-tax interest expense as a result of this refinancing.
In addition, the company completed sale/leaseback transactions on April 26 worth $6.5 million for two new Stripes stores. These latest sales by Susser Holdings to Susser Petroleum Partners bring the total number of new-build store “dropdowns” to 16 since the initial public offering of units in the Partnership in September 2012. The total cost of these stores sold to Susser Petroleum Partners, including post-completion true-up, was $65.4 million. Of the 16 sites, three offer diesel to 18 wheel trucks under a dedicated canopy and are therefore larger and more expensive than the typical new Stripes location.
First Quarter Financial and Operating Highlights
Merchandise - Merchandise sales totaled $247.5 million in the first quarter, up 9.5 percent from a year earlier. Approximately $9.5 million of the increase came from stores that have been open a year or more, with the balance from stores that were opened during the last four quarters. Same-store merchandise sales increased 4.2 percent, compared with growth of 6.7 percent a year ago. Sales of beer, food service, packaged drinks, cigarettes and snacks drove most of the sales growth.

Net merchandise margin as a percentage of sales was 33.1 percent, compared with 33.5 percent a year ago. Merchandise gross profit was $81.8 million, an increase of 8.1 percent from the first quarter of last year. Gross profit growth was led primarily by same-store dollar increases in packaged drinks, food service and snacks. Cigarette margins were lower and offset the growing categories.
Retail Fuel - Retail fuel volumes increased 7.4 percent compared with the year-earlier period to 223.5 million gallons. Average gallons sold per store were 4.1 percent higher year-over-year, at approximately 31,100 gallons per week. Retail fuel revenues totaled $783.0 million, up 6.3 percent compared with a year ago, reflecting the increase in gallons sold, partly offset by a 4-cent-per-gallon decrease in the average selling price of motor fuel year-over-year.
Retail fuel gross margin averaged 16.6 cents per gallon, compared with 13.3 cents per gallon a year ago. (The first quarter 2013 retail fuel margin was reduced by the 3-cent-per-gallon gross profit margin to SUSP that was not deducted from the prior year period's fuel margin.) After deducting credit card expense, the net fuel margin was 11.0 cents per gallon, versus a net 7.9 cents per gallon a year earlier. Retail fuel gross profit was 33.5 percent higher than a year ago, at $37.0 million, due to the net increase in margin per gallon and the higher volumes sold.
Wholesale Fuel - Susser's wholesale segment includes all of SUSP operations as well as the consignment sales and transportation business that was not contributed to SUSP. Wholesale fuel volumes sold to third parties - which is all gallons except those distributed to Susser's retail stores - increased 3.6 percent from the prior-year period to 146.7 million gallons. Wholesale fuel revenues increased 0.8 percent from a year ago to $442.5 million. This revenue increase reflects the increase in volumes sold, partly offset by an 8 cent-per-gallon reduction in the selling price year-over-year.
Wholesale fuel gross margin from third parties was 5.9 cents per gallon, compared with 5.0 cents in the first quarter of last year. Wholesale fuel gross profit increased by $8.1 million, or 114.2 percent, from a year ago to $15.2 million. Approximately $6.5 million of this increase is attributable to the previously discussed 3 cent-per-gallon gross profit mark-up charged to the retail segment.
2013 Guidance
The Company is reducing its interest expense guidance to reflect the impact of the previously discussed debt refinancing, and it is reaffirming the remainder of its original 2013 full-year guidance as follows:

	FY 2013 Guidance	1Q 2013 Actual	FY 2012 Actual
Merchandise Same-Store Sales Growth	3%-5%	4.2%	6.6%
Merchandise Margin, Net of Shortages	33.25%-34.25%	33.1	33.9%
Retail Average Per-Store Gallons Growth	1%-4%	4.1%	5.8%
Fuel Gross Profit Margins (cents / gallon):
Margin on Retail Gallons Sold (a)	15-18	16.6	21.8
Margin on Wholesale Gallons Sold to Third Parties (b)	4-6	5.9	6.2
Margin on Wholesale Gallons Sold to Retail Segment (c)	approx 3	3.0
Rent Expense (millions) (f)	$46-$48	$11.7	$46.4
Depreciation, Amortization & Accretion Expense (millions)	$58-$64	$14.2	$51.4
Interest Expense (millions) (d)	$24-$27	$10.1	$41.0
New Retail Stores (e)	29-35	4	25
New Wholesale Dealer Sites (e)	25-40	5	39
Gross Capital Spending (millions) (f)	$195-$215	$42.1	$179.2
Net Capital Spending (millions) (f)	$185-$210	$42.0	$177.9

(a)
We report retail fuel margin before deducting credit card costs, which were approximately 5.5 cents per gallon both for the first quarter of 2013 and the full-year 2012. The Company has provided quarterly fuel margin history on its website. The average retail selling price per gallon of fuel was $3.50 for the first quarter of 2013 and $3.51 for fiscal 2012. 2013 retail fuel margin guidance reflects reduction of approximately 3 cents per gallon for gross profit mark-up now charged by SUSP. 2012 actual retail fuel margin reflects the 3 cent per gallon mark-up beginning September 25, 2012, which reduced retail gross profit for 2012 by approximately $6.4 million, or a 0.75 cents per gallon reduction to the full-year average retail margin. The gross profit charged to the retail segment is included in the wholesale segment gross profit.

(b)
Wholesale segment margin on third-party gallons includes SUSP operations and gallons sold at consignment locations (retained by SUSS) but excludes gallons sold to the retail division. This metric remains the same as prior to the SUSP initial public offering.

(c)	Wholesale segment margin to Stripes retail stores reflects the gross profit mark-up charged by SUSP effective September 25, 2012.

(d)	Reflects the impact of refinancing the $425 million 8.5% senior unsecured notes effective May 15, 2013. Excludes approximately $26 million pre-tax charges related to the refinancing.

(e)
Numbers for both years do not reflect existing retail or wholesale store closures, which are typically lower volume locations than new sites. In the first quarter of 2013, the company closed 1 retail store and discontinued 5 wholesale sites.

(f)
Gross capital expenditures include acquisitions and purchase of intangibles. Net capital spending reduces gross capital expenditures by proceeds from sale/leaseback transactions and asset dispositions. The Company does not provide guidance on potential acquisitions. Net capital spending is not reduced for debt financing. The impact of sales of stores by SUSS to SUSP under sale/leaseback agreements does not impact Susser's consolidated capital expenditures or rent expense.

_______________________

(1)
Adjusted EBITDA is a non-GAAP financial measure of performance that has limitations and should not be considered as a substitute for net income. Please refer to the discussion and tables under “Reconciliations of Non-GAAP Measures” later in this news release for a discussion of our use of Adjusted EBITDA and Adjusted EBITDAR, and a reconciliation to net income (loss) attributable to Susser Holdings Corporation for the periods presented.

First Quarter Earnings Conference Call
Susser's management team will hold a conference call today at 11:00 a.m. ET (10:00 a.m. CT) to discuss first quarter 2013 results for both Susser Holdings Corporation and Susser Petroleum Partners LP. To participate in the call, dial 480-629-9771 10 minutes early and ask for the Susser conference call. The call will also be accessible live and for later replay via webcast in the Investor Relations section of Susser Holdings' web site at www.susser.com and Susser Petroleum Partners' web site at www.susserpetroleumpartners.com under Events and Presentations. A telephone replay will be available through May 15 by calling 303-590-3030 and using the pass code 4614394#.
Susser Holdings Corporation is a third-generation family led business based in Corpus Christi, Texas that operates over 560 convenience stores in Texas, New Mexico and Oklahoma under the Stripes® banner. Restaurant service is available in approximately 355 of its stores, primarily under the proprietary Laredo Taco Company® brand. Susser Holdings also is majority owner and owns the general partner of Susser Petroleum Partners LP, which distributes over 1.4 billion gallons of motor fuel annually to Stripes® stores, independently operated consignment locations, convenience stores and retail fuel outlets operated by independent operators and other commercial customers in Texas, New Mexico, Oklahoma and Louisiana.
Forward-Looking Statements
This news release contains "forward-looking statements" which may describe Susser's objectives, expected results of operations, targets, plans, strategies, costs, anticipated capital expenditures, potential acquisitions, new store openings and/or new dealer locations. These statements are based on current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially, including but not limited to: competitive pressures from convenience stores, gasoline stations, other non-traditional retailers located in our markets and other wholesale fuel distributors; volatility in crude oil and wholesale petroleum costs; increasing consumer preferences for alternative motor fuels, or improvements in fuel efficiency; inability to build or acquire and successfully integrate new stores; our dependence on our subsidiaries for cash flow generation, including SUSP, and our exposure to the business risks of SUSP by virtue of our controlling ownership interest; operational limitations imposed by our contractual arrangements with SUSP; risks relating to our substantial indebtedness and the restrictive covenants associated with that indebtedness; our ability to comply with federal and state regulations including those related to alcohol, tobacco and environmental matters; dangers inherent in storing and transporting motor fuel; pending or future consumer or other litigation or adverse publicity concerning food quality, food safety or other health concerns related to our restaurant facilities; wholesale cost increases of tobacco products or future legislation or campaigns to discourage smoking; costs associated with employee healthcare requirements; compliance with, or changes in, tax laws-including those impacting the tax treatment of SUSP; dependence on two principal suppliers for merchandise; dependence on suppliers for credit terms; seasonality; dependence on senior management and the ability to attract qualified employees; acts of war and terrorism; dependence on our information technology systems; severe weather; cross-border risks associated with the concentration of our stores in markets bordering Mexico; impairment of goodwill or indefinite lived assets; and other unforeseen factors.

For a full discussion of these and other risks and uncertainties, refer to the "Risk Factors" section of the Company's most recently filed annual report on Form 10-K and subsequent quarterly filings. These forward-looking statements are based on and include our estimates as of the date hereof. Subsequent events and market developments could cause our estimates to change. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if new information becomes available, except as may be required by applicable law.

Financial statements follow

Susser Holdings Corporation
Consolidated Statements of Operations
Unaudited

	Three Months Ended
	April 1, 2012	March 31, 2013
	(dollars in thousands, except share and per share amounts)
Revenues:
Merchandise sales	$226,070	$247,478
Motor fuel sales	1,175,206	1,225,494
Other income	13,111	13,376
Total revenues	1,414,387	1,486,348
Cost of sales:
Merchandise	150,343	165,645
Motor fuel	1,140,403	1,172,631
Other	689	1,034
Total cost of sales	1,291,435	1,339,310
Gross profit	122,952	147,038
Operating expenses:
Personnel	41,912	50,967
General and administrative	10,934	14,047
Other operating	36,556	40,047
Rent	11,772	11,740
Loss (gain) on disposal of assets and impairment charge	(293)	448
Depreciation, amortization and accretion	12,563	14,182
Total operating expenses	113,444	131,431
Income from operations	9,508	15,607
Other income (expense):
Interest expense, net	(10,327)	(10,105)
Other miscellaneous	(42)	(78)
Total other expense, net	(10,369)	(10,183)
Income before income taxes	(861)	5,424
Income tax benefit (expense)	335	(1,548)
Net income (loss)	(526)	3,876
Less: Net income attributable to noncontrolling interest	2	4,108
Net loss attributable to Susser Holdings Corporation	$(528)	$(232)
Net income loss per share attributable to Susser Holdings Corporation:
Basic	$(0.03)	$(0.01)
Diluted	$(0.03)	$(0.01)
Weighted average shares outstanding:
Basic	20,609,213	21,068,222
Diluted	20,609,213	21,068,222

Susser Holdings Corporation
Consolidated Balance Sheets

	December 30, 2012	March 31, 2013
		unaudited
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$286,232	$263,918
Accounts receivable, net of allowance for doubtful accounts of $707 at December 30, 2012 and $418 at March 31, 2013	105,874	120,931
Inventories, net	115,048	132,678
Other current assets	6,678	11,662
Total current assets	513,832	529,189
Property and equipment, net	602,151	630,262
Other assets:
Marketable securities	148,264	122,267
Goodwill	244,398	244,398
Intangible assets, net	45,764	44,462
Other noncurrent assets	15,381	15,417
Total assets	$1,569,790	$1,585,995
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$171,545	$194,218
Accrued expenses and other current liabilities	63,834	58,010
Current maturities of long-term debt	36	36
Total current liabilities	235,415	252,264
Revolving line of credit	35,590	58,600
Long-term debt	571,649	545,737
Deferred gain, long-term portion	28,548	27,963
Deferred tax liability, long-term portion	80,992	81,973
Other noncurrent liabilities	16,897	16,303
Total liabilities	969,091	982,840
Commitments and contingencies:
Shareholders’ equity:
Susser Holdings Corporation shareholders’ equity:
Common stock, $.01 par value; 125,000,000 shares authorized; 21,619,700 issued and 21,229,499 outstanding at December 30, 2012; 21,624,468 issued and 21,327,772 outstanding as of March 31, 2013	212	213
Additional paid-in capital	276,430	277,300
Treasury stock, common shares, at cost; 390,201 as of December 30, 2012; 296,696 as of March 31, 2013	(8,068)	(6,203)
Retained earnings	120,924	121,315
Total Susser Holdings Corporation shareholders’ equity	389,498	392,625
Noncontrolling interest	211,201	210,530
Total shareholders’ equity	600,699	603,155
Total liabilities and shareholders’ equity	$1,569,790	$1,585,995

Key Operating Metrics
The following table sets forth, for the periods indicated, information concerning key measures we rely on to gauge our operating performance:

	Three Months Ended
	April 1, 2012	March 31, 2013
	(dollars and gallons in thousands, except motor fuel pricing and gross profit per gallon)
Revenue:
Merchandise sales	$226,070	$247,478
Motor fuel—retail	736,405	782,979
Motor fuel—wholesale	438,801	442,515
Other	13,111	13,376
Total revenue	$1,414,387	$1,486,348
Gross profit:
Merchandise	$75,727	$81,833
Motor fuel—retail (2)	27,725	37,011
Motor fuel—wholesale to third parties (3)	7,078	8,633
Motor fuel—wholesale to Stripes (2)	—	6,532
Other, including intercompany eliminations	12,422	13,029
Total gross profit	$122,952	$147,038
Adjusted EBITDA (4):
Retail	$19,262	$21,885
Wholesale	5,222	12,320
Other	(1,534)	(2,409)
Total Adjusted EBITDA	$22,950	$31,796
Retail merchandise margin	33.5%	33.1%
Merchandise same-store sales growth (1)	6.7%	4.2%
Average per retail store per week:
Merchandise sales	$32.2	$34.1
Motor fuel gallons sold	29.8	31.1
Motor fuel gallons sold:
Retail	208,137	223,477
Wholesale - third party	141,581	146,652
Average retail price of motor fuel per gallon	$3.54	$3.50
Motor fuel gross profit cents per gallon:
Retail (2)	13.3 ¢	16.6 ¢
Wholesale - third party (3)	5.0 ¢	5.9 ¢
Retail credit card cents per gallon	5.4 ¢	5.5 ¢

(1)	We include a store in the same store sales base in its thirteenth full month of our operation.

(2)
Effective September 25, 2012, the retail fuel margin reflects a reduction of approximately three cents per gallon as SUSP began charging a profit mark-up on gallons sold to our retail segment. Prior to this date, no gross profit mark-up was charged by the wholesale segment to the retail segment. Excluding the impact of this profit mark-up to SUSP for first quarter 2013, the average retail margin would have been reported as 19.6 cents per gallon, or 3 cents higher.

(3)
The wholesale margin from third parties excludes sales and gross profit to the retail segment. Wholesale margin to Stripes reflects the markup of approximately 3 cents per gallon beginning September 25, 2012. Prior to this date, no profit margin was recognized in the wholesale segment on sales to Stripes stores.

(4)
We define EBITDA as net income (loss) attributable to Susser Holdings Corporation before net interest expense, income taxes, net income attributable to noncontrolling interest and depreciation, amortization and accretion. Adjusted EBITDA further adjusts EBITDA by excluding non-cash stock-based compensation expense and certain other operating expenses that are reflected in our net income that we do not believe are indicative of our ongoing core operations, such as significant non-recurring transaction expenses and the gain or loss on disposal of assets and impairment charges. Adjusted EBITDAR adds back rent to Adjusted EBITDA. In addition, those expenses that we have excluded from our presentation of Adjusted EBITDA and Adjusted EBITDAR are also excluded in measuring our covenants under our debt agreements and indentures. EBITDA, Adjusted EBITDA and Adjusted EBITDAR are not presented in accordance with GAAP.

We believe EBITDA, Adjusted EBITDA and Adjusted EBITDAR are useful to investors in evaluating our operating performance because:

•	securities analysts and other interested parties use such calculations as a measure of financial performance and debt service capabilities;

•
they facilitate management’s ability to measure the operating performance of our business on a consistent basis by excluding the impact of items not directly resulting from our retail convenience stores and wholesale motor fuel distribution operations;

•
they are used by our management for internal planning purposes, including aspects of our consolidated operating budget, capital expenditures, as well as for segment and individual site operating targets; and

•	they are used by our Board and management for determining certain management compensation targets and thresholds.
EBITDA, Adjusted EBITDA and Adjusted EBITDAR are not recognized terms under GAAP and do not purport to be alternatives to net income (loss) as measures of operating performance. EBITDA, Adjusted EBITDA and Adjusted EBITDAR have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations include:

•	they do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	they do not reflect changes in, or cash requirements for, working capital;

•	they do not reflect significant interest expense, or the cash requirements necessary to service interest or principal payments on our existing revolving credit facility or existing notes;

•	they do not reflect payments made or future requirements for income taxes;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA, Adjusted EBITDA and Adjusted EBITDAR do not reflect cash requirements for such replacements; and

•	because not all companies use identical calculations, our presentation of EBITDA, Adjusted EBITDA and Adjusted EBITDAR may not be comparable to similarly titles measures of other companies.
The following table presents a reconciliation of net income (loss) attributable to Susser Holdings Corporation to EBITDA, Adjusted EBITDA and Adjusted EBITDAR:

	Three Months Ended
	April 1, 2012	March 31, 2013
	(in thousands)
Net loss attributable to Susser Holdings Corporation	$(528)	$(232)
Net income attributable to noncontrolling interest	2	4,108
Depreciation, amortization and accretion	12,563	14,182
Interest expense, net	10,327	10,105
Income tax (benefit) expense	(335)	1,548
EBITDA	22,029	29,711
Non-cash stock-based compensation	1,172	1,559
(Gain) loss on disposal of assets and impairment charge	(293)	448
Other miscellaneous expense	42	78
Adjusted EBITDA	22,950	31,796
Rent	11,772	11,740
Adjusted EBITDAR	$34,722	$43,536